Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into as of January 5, 2018, by and between Jay Stasz, an individual (“Employee”), and Ollie’s Bargain Outlet, Inc. (the “Company”), an indirect, wholly-owned subsidiary of Ollie’s Bargain Outlet Holdings, Inc. (“OBO Holdings”).

WHEREAS, the Company and the Employee are party to that certain employment agreement dated November 18, 2015 (the “Employment Agreement”);

WHEREAS, the Company has determined that it is in the best interests of the Company to amend the Employment Agreement to reflect the changes set forth herein; and

WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Amendment to Employment Agreement.

a.          Section 2 of the Employment Agreement is amended and restated in its entirety to read as follows:

“Duties, etc.  During the Term of Employment you will be the Senior Vice President and Chief Financial Officer.  In this capacity, you will have direct responsibility for overseeing all aspects of the finance and accounting department of the Company.  You will be accountable to, and will also have such powers, duties and responsibilities as may from time to time be prescribed by the Chief Operating Officer of the Company, provided that such duties and responsibilities are consistent with the position of the Chief Financial Officer.  You will perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability.  You will devote substantially all of your working time and efforts to the business and affairs of the Company Group (as defined in Section 6); provided, however, that the foregoing shall not restrict your engaging in civic, charitable and personal investment activities which do not materially affect your availability to the Company Group during working time).”

b.          The first sentence of Section 3 of the Employment Agreement is amended and restated in its entirety to read as follows:

“As compensation for all services provided by you during the Term of Employment, and subject to your performance in accordance with the terms of this Agreement, the Company shall pay you a base salary at a rate of $300,000 per annum (the per annum amount in effect from time to time being referred to herein as the “Base Salary”).

c.          The last two sentences of Section 3 of the Employment Agreement are amended and restated in their entirety to read as follows:

“The amount of Base Salary shall be reevaluated annually by the Compensation Committee of the Board of Directors of OBO Holdings, or, if no such committee exists, the Board of Directors of OBO Holdings (the “Board”), with the input of the Chief Executive Officer of the Company; provided, that the Base Salary may not be reduced to an amount below $300,000.  All payments and other benefits provided under this Section 3 will be made in accordance with the regular payroll practices of the Company.”

d.          Section 4 of the Employment Agreement is amended and restated in its entirety to read as follows:

“Performance Bonus.  In addition to your Base Salary, you will be eligible for an annual bonus (the “Bonus”) for each fiscal year during the Term of Employment.  As indicated in the following table, with respect to each fiscal year during the Term of Employment, if Company EBITDA for such fiscal year: (a) equals the Target EBITDA for such fiscal year, your Bonus for such fiscal year shall be equal to 50% of your Base Salary, (b) is equal to or less than the Minimum EBITDA Threshold for such fiscal year, your Bonus for such fiscal year shall be $0, (c) is equal to or greater than the Maximum EBITDA Threshold for such fiscal year, your Bonus for such fiscal year shall be 100% of your Base Salary, or (d) is greater than Target EBITDA but less than the Maximum EBITDA Threshold for such fiscal year, or is less than Target EBITDA but greater than the Minimum EBITDA Threshold for such fiscal year, your Bonus for such fiscal year shall be determined by interpolating on a straight line basis between the Bonus amounts set forth in the following table and the corresponding level of Company EBITDA.

Company EBITDA for fiscal year:	Bonus Amount

Equal to or greater than Maximum EBITDA Threshold	100% of Base Salary

Equal to Target EBITDA	50% of Base Salary

Equal to or less than Minimum EBITDA Threshold	$0

You must be employed on the last day of any fiscal year and the day payments are made in order to be eligible for a Bonus for that fiscal year.  The Bonus for each fiscal year shall be paid to you at the same time that other senior executives of the Company receive bonus payments, but in no event later than April 15 of the fiscal year following the fiscal year to which the Bonus relates.

e.          The definition of “Consolidated Net Income” shall be amended and restated in its entirety to read as follows:

“Consolidated Net Income” shall mean, with respect to a fiscal year of OBO Holdings, the aggregate net income (or loss) of the Company Group for such fiscal year on a consolidated basis, determined in accordance with GAAP, which shall reflect the full charge resulting from the payment by the Company Group of any base salary, bonus compensation (including without limitation the Bonus) or other payment to any person pursuant to any employment agreement with any member of the Company Group; provided, that there shall be excluded from the calculation thereof: (a) after-tax gains and losses from asset sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary gains or losses, (c) the net income (or loss) of any subsidiary of OBO Holdings to the extent that the declaration of dividends or similar distributions by that subsidiary is restricted by a contract, operation of law or otherwise, (d) the net income (or loss) of any other person or entity, other than a subsidiary of OBO Holdings, except to the extent of cash dividends or distributions paid to the Company Group by such other person or entity, (e) in the case of a successor to any member of the Company Group by consolidation or merger or as a transferee of the assets of such member of the Company Group, any net income (or loss) of the successor corporation prior to such consolidation, merger or consolidation of assets, (f) [RESERVED] and (g) the after-tax impact of nonrecurring items of income and expense that are included in the determination of net income related to: (i) executive officer severance payments, (ii) discontinued operations, (iii) insurance losses and recoveries, (iv) write-up/write-down of assets related to acquisitions, (v) cumulative effects of accounting changes and (vi) securities registration expenses.

f.          The definition of “Maximum EBITDA Threshold”, “Minimum EBITDA Threshold” and “Target Threshold” shall be amended and restated in its entirety to read as follows:

““Maximum EBITDA Threshold”, “Minimum EBITDA Threshold” and “Target EBITDA” shall mean, for any fiscal year of OBO Holdings, such amounts as shall be determined by the Compensation Committee of the Board, or, if no such committee exists, the Board; provided, that the Maximum EBITDA Threshold shall in no event be more than 15% higher than the Target EBITDA and the Minimum EBITDA Threshold shall in no event be more than 15% lower than the Target EBITDA; provided, further, that after setting the Maximum EBITDA Threshold, Minimum EBITDA Threshold and Target EBITDA for any fiscal year, the Compensation Committee of the Board, or, if no such committee exists, the Board  may subsequently adjust such amounts in the event of any acquisition, disposition or other material transaction or event with respect to the Company Group with a view to maintaining the incentive nature of the Bonus.”

g.          Section 5(a) of the Employment Agreement is amended and restated in its entirety to read as follows:

“Subject to your agreement to participate in, and to be bound by our 2015 Equity Incentive Plan, you shall be granted both Restricted Stock (“RSUs”) and Non-Qualified Stock Options (“Options”), with a combined value (computed using, where appropriate, the Black-Scholes model) of $50,000.  Based on our valuation, the number of RSUs and Options in your grant will generally be equivalent, with the actual number of each equity instrument determined based the closing price of the stock of OBO Holdings (NASDAQ: OLLI) on January 5, 2018 (“Closing Price”).  The Options will vest in equal annual installments over a four-year period (25% per year); vesting is subject to your continued employment with Ollie’s.  The strike price for your Options will be equal to the Closing Price. The RSUs granted in connection with your employment will cliff vest on the 4 year anniversary of your start date; as with the Options, vesting is subject to your continued employment with Ollie’s.   Vesting and retention of the Options and RSUs is also subject to certain customary and routine non-solicitation and non-competition provisions.”

h.          Section 6 is deleted in its entirety and replaced with the following:

“Company Group” shall mean OBO Holdings and its direct and indirect subsidiaries.

i.          The third sentence of paragraph of Section 14 shall be amended and restated in its entirety to read as follows:

All notices shall be addressed as follows:

If to you, to your last address on file in the records of the Company.

If to the Company:
Ollie’s Bargain Outlet, Inc.
6295 Allentown Boulevard, Suite A
Harrisburg, PA 17112
Attention: General Counsel

2.
References. All references in the Employment Agreement to “this Agreement,” “Letter Agreement” and any other references of similar import shall hereinafter refer to the Employment Agreement, with Exhibits as amended by this Amendment.

3.
Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

4.	Governing Law. This Amendment is made in Harrisburg, Pennsylvania, and shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

5.	Amendment Effective Date. This Amendment shall be effective January 5, 2018.

6.
Counterparts. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

OLLIE’S BARGAIN OUTLET, INC.

By:	/s/ Robert Bertram
Name: Robert Bertram
Title: General Counsel

ACCEPTED AND AGREED:
/s/ Jay Stasz
Jay Stasz

 [Signature Page to Amendment to Employment Agreement – Stasz]